EXHIBIT 3.7


                            CERTIFICATE OF CORRECTION
                                       OF
                           CERTIFICATE OF DESIGNATION
                  PREFERENCES OF SERIES A CONVERTIBLE PREFERRED
                         STOCK OF DOCUCON, INCORPORATED


         Docucon, Incorporated, a corporation incorporated under the laws of the State of Delaware, does hereby certify pursuant to Section 103(f) of the General Corporation Law:

         FIRST: That the Certificate of Designation, Preferences of Series A Convertible Preferred Stock of Docucon, Incorporated that was filed with the Secretary of State of Delaware on May 30, 1990 in an inaccurate record of the corporate action referred to therein.

         SECOND: That the Certificate of Designation, Preferences of Series A Convertible Preferred Stock of Docucon, Incorporated was inaccurate in the following respect:

         The conversion price of each share of Convertible Preferred Stock should be $.075 per share of Common Stock, instead of $1.37 per share of Common Stock. In correction form, Section (6) should be read as follows:

                  (6)  Conversion Rights

         (a) Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof at the office of the Company or at the office of the transfer agent, if any, for the Convertible Preferred Stock, into shares of Common Stock at the conversion price of $.075 per share of Common Stock (the "Conversion Rate"), subject to adjustment as provided in this paragraph. The number of shares of Common Stock to be delivered upon conversion of the Convertible Preferred Stock shall be determined by dividing the liquidation amount ($25,000 per share) of the shares surrendered by the Conversion Rate at the time of surrender, calculated to the nearest 1/100th of a share (fractions of less than 1/100 being disregarded)."

         IN WITNESS WHEREOF, the undersigned have executed this certificate of correction in the name and on behalf of Docucon, Incorporated, this 1st day of June, 1990.



                                     BY: /s/ EDWARD P. GISTARO
                                             Edward P. Gistaro
                                             President

                                            ATTEST:


                                     BY: /s/ STANLEY E. FAYE
                                             Stanley E. Faye
                                             Assistant Secretary


         Each of the undersigned signing on behalf of Docucon, Incorporated declares under penalties of perjury that the matters set forth in the foregoing certificate are true and correct of their own knowledge.



                                     BY: /s/ EDWARD P. GISTARO
                                             Edward P. Gistaro
                                             President



                                     BY: /s/ STANLEY E. FAYE
                                             Stanley E. Faye
                                             Assistant Secretary